Exhibit 22.1

List of Guarantor Subsidiaries
The following subsidiaries of Enpro Inc. (the “Company”) were, as of December 31, 2024, guarantors of the Company’s 5.75% Senior Notes due 2026 (the “Senior Notes”):

Exact Name of Guarantor Subsidiary	Jurisdiction of Formation
AceCo Precision Manufacturing LLC	Delaware
Advanced Micro Instruments, Inc.	Delaware
Alluxa, Inc.	California
AMI Holdco, Inc.	Delaware
Applied Surface Technology, Inc.	California
Aseptic Group, LLC	North Carolina
Belfab, Inc.	Delaware
Coltec International Services Co.	Delaware
EnPro Associates, LLC	North Carolina
EnPro Holdings, Inc.	North Carolina
Garlock Hygienic Technologies, LLC	North Carolina
Garlock International Inc.	Delaware
Garlock Overseas Corporation	Delaware
Garlock Sealing Technologies LLC	North Carolina
Garrison Litigation Management Group, Ltd.	North Carolina
LeanTeq LLC	California
Lunar Investment, LLC	Delaware
NxEdge, Inc.	Delaware
NxEdge Inc. of Boise	Delaware
NxEdge CSL, LLC	Nevada
NxEdge MH LLC	Delaware
NxEdge San Carlos, LLC	Delaware
NxEdge SC 2, LLC	Delaware
Stemco Products, Inc.	Delaware
TCFII NxEdge, LLC	Delaware
Technetics Group Chicago, LLC	North Carolina
Technetics Group Daytona, Inc.	Delaware
Technetics Group LLC	North Carolina
Vision Investment, LLC	Delaware